NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE Arca hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 14, 2023, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 03, 2023 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The reorganization of FlexShares Quality Dividend Dynamic Index Fund with and into FlexShares Quality Dividend Index Fund became effective on July 3, 2023. Shares of FlexShares Quality Dividend Dynamic Index Fund wereconverted automatically at their net asset value into shares of FlexShares Quality Dividend Index Fund on the Closing Date. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 03, 2023.